Exhibit 99.1

OmniAb Reports Third Quarter 2025 Financial Results and Business Highlights
Conference Call with Slides Begins at 4:30 p.m. Eastern Time Today

EMERYVILLE, Calif. (November 4, 2025) – OmniAb, Inc. (NASDAQ: OABI) today reported financial results for the three and nine months ended September 30, 2025, and provided operating and partner program updates.

“Throughout the third quarter we continued to execute on our strategic initiatives while further demonstrating the value of our proprietary technology platform to a growing base of partners. The number of new program additions so far this year has significantly outpaced last year, bolstering our partnered pipeline and creating potential sources of enduring value within our portfolio. Importantly, OmniAb’s innovative technology platform and operational model allow for partner and program additions within an increasingly efficient and lean cost structure,” said Matt Foehr, Chief Executive Officer of OmniAb. "In August we completed a private placement and strengthened our balance sheet while continuing to expand our suite of leading-edge technologies. We look forward to next month’s launch of OmniUltra™, an important new technology that we expect will expand our platform and open new business opportunities.”

Third Quarter 2025 Financial Results

Revenue for the third quarter of 2025 was $2.2 million, compared with $4.2 million for the same period in 2024, with the decrease primarily related to lower milestone revenue and a decline in service revenue associated with the completion of work on certain small molecule ion channel programs earlier this year.

Research and development expense was $10.4 million for the third quarter of 2025, compared with $13.3 million for the same period in 2024, with the decrease primarily due to lower personnel expenses related to reduced share-based compensation expense and headcount, and lower external expenses associated with small molecule ion channel programs. General and administrative expense was $6.8 million for the third quarter of 2025, compared with $7.1 million for the same period in 2024, with the decrease primarily due to lower legal fees and share-based compensation expense.

Net loss for the third quarter of 2025 was $16.5 million, or $0.14 per share, compared with a net loss of $16.4 million, or $0.16 per share, for the same period in 2024.

Nine Months Ended September 30, 2025 Financial Results

Revenue for the nine months ended September 30, 2025 was $10.3 million, compared with $15.6 million for the same period in 2024. The decline in license and milestone revenue was primarily due to lower milestone revenue, and service revenue declined primarily as a result of the completion or discontinuation of certain small molecule ion channel programs and the acceleration of revenue in the prior-year period from one of the discontinued programs. These decreases were offset by $0.7 million in xPloration revenue reflecting the sale of an instrument and related consumables.

Cost of xPloration revenue was $0.3 million for the nine months ended September 30, 2025 and consisted of direct costs associated with the sale of the xPloration instrument and associated consumables. Research and development expense was $33.8 million for the nine months ended September 30, 2025, compared with $41.8 million for the same period in 2024, primarily due to lower personnel expenses and lower external expenses associated with ion channel programs and contract research costs. General and administrative expense was $22.4 million for the nine months ended September 30, 2025, compared with $23.4 million for the same period in 2024 with the decrease primarily due to lower legal fees and share-based compensation expense. Other operating income, net for the nine months ended September 30, 2025 was $2.7 million and reflected a gain of $3.0 million from the sale of a small molecule Kv7.2 program to Angelini and a $0.9 million reduction in contingent liabilities attributed to changes in certain ion channel programs, partially offset by the $1.0 million contingent liability adjustment associated with the Angelini program. Other operating income, net during the nine months ended September 30, 2024 was $2.3 million and included a $2.4 million reduction in contingent liabilities primarily attributed to changes in ion channel programs.

Net loss for the nine months ended September 30, 2025 was $50.6 million, or $0.46 per share, compared with a net loss of $49.0 million, or $0.48 per share, for the same period in 2024.

As of September 30, 2025, OmniAb had cash, cash equivalents and short-term investments of $59.5 million. In August, OmniAb raised $30 million from a private placement of common stock, with net proceeds to the Company of approximately $28 million.

2025 Financial Guidance

OmniAb now expects 2025 revenue to be in the range of $18 million to $22 million, and operating expense to be in the range of $82 million to $86 million. In addition, OmniAb continues to expect 2025 cash use to be lower than cash use in 2024, excluding financings. The Company expects to end the year with cash between $52 million and $56 million. The 2025 full year effective tax rate is expected to be approximately 0%.

Third Quarter 2025 and Recent Business Highlights

During the third quarter of 2025, OmniAb entered into new license agreements, including with A*Star and University of Leeds, and recently with Dana-Farber Cancer Institute, Inc. As of September 30, 2025, the Company had 104 active partners and 399 active programs, including 32 OmniAb-derived programs in clinical development or being commercialized.

OmniAb continued to expand its intellectual property portfolio with the issuance of a U.S. patent related to its new OmniUltra™ technology, a transgenic chicken that produces a cow-like antibody with an exceptionally long third heavy-chain complementarity-determining region (CDRH3). The Company plans to launch this new proprietary discovery platform in December 2025 at the Antibody Engineering & Therapeutics (AET) conference in San Diego.

In addition, OmniAb and GSK published a paper titled “Voltage sensor interaction site for a selective small molecule Nav1.1 sodium channel potentiator that enhances firing of fast-spiking interneurons” in the October 2025 edition of Molecular Pharmacology. The paper highlights the potential for Nav1.1 as a therapeutic target for seizure disorders.

Business and partner highlights from the third quarter of 2025 and recent weeks included the following:

Batoclimab & IMVT-1402

•In September, Immunovant presented an abstract at the 2025 Annual Meeting of the American Thyroid Association with six-month off-treatment data in uncontrolled Graves’ disease (GD) patients treated with batoclimab for 24 weeks. Of the 21 patients who entered the six-month off-treatment follow-up period, ~80% (17/21) demonstrated response, resulting in normal thyroid function (T3 and T4 less than the upper limit of normal) at the end of the six-month follow-up period. Of the 17 responders to therapy, ~50% (8/17) achieved anti-thyroid drug free remission at six months following the end of batoclimab treatment. Safety and tolerability were observed to be consistent with prior batoclimab studies.
•Immunovant’s lead compound IMVT-1402 has two ongoing potentially registrational trials in GD and are currently enrolling patients, with topline readouts expected in 2027.

Zimberelimab

•Arcus Biosciences presented the first overall survival (OS) results from Arm A1 of the Phase 2 EDGE-Gastric study at the European Society for Medical Oncology 2025 Congress. Anti-TIGIT domvanalimab plus anti-PD-1 zimberelimab and chemotherapy demonstrated 26.7 months of median OS as first-line treatment of unresectable or advanced gastroesophageal adenocarcinomas.

SAL003

•China’s National Medical Products Administration accepted Shenzhen Salubris Pharmaceuticals’ SAL003 New Drug Application as a Class 1 therapeutic biological. SAL003 is a recombinant fully‑human anti‑PCSK9 monoclonal antibody designed for the treatment of hypercholesterolemia and mixed dyslipidemia.

Mipletamig

•Aptevo Therapeutics announced a 100% remission rate in Cohort 3 of its Phase 1b/2 RAINIER trial evaluating mipletamig, a first-in-class CD123 x CD3 bispecific antibody, in combination with venetoclax + azacitidine for newly diagnosed patients with acute myeloid leukemia unfit for intensive chemotherapy. Aptevo also reported that no dose-limiting toxicities or cytokine release syndrome have been observed in the RAINIER trial, or among any frontline patients treated with mipletamig to date.

Sugemalimab

•CStone Pharmaceuticals and Istituto Gentili entered into an exclusive partnership to commercialize sugemalimab across 23 countries in Western Europe and the United Kingdom.
•CStone also announced that the European Medicines Agency's Committee for Medicinal Products for Human Use issued a positive opinion, recommending the approval of sugemalimab as monotherapy for the treatment of unresectable stage III non-small cell lung cancer in adults with PD-L1 expression on ≥1% of tumor cells and no sensitizing EGFR mutations, or ALK, ROS1 genomic aberrations and whose disease has not progressed following platinum-based chemotherapy.

RNDO-564

•Rondo Therapeutics’ abstract titled “Comprehensive Characterization of RNDO-564, a First-in-Class CD28 x Nectin-4 Bispecific Antibody for the Treatment of Solid Tumors” was accepted for presentation at the Society for Immunotherapy of Cancer on November 7, 2025.

Conference Call and Webcast

OmniAb management will host a conference call with accompanying slides today beginning at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss this announcement and answer questions. To participate via telephone, please dial (800) 549 8228 using the conference ID 92631. Slides, as well as the live and replay webcast, are available at https://investors.omniab.com/investors/events-and-presentations/default.aspx.

About OmniAb®

OmniAb licenses cutting-edge discovery research technology to pharmaceutical and biotech companies and academic institutions to enable the discovery of next-generation therapeutics. Our technology platform creates and screens diverse antibody repertoires and is designed to quickly identify optimal antibodies and other target-binding proteins for our partners’ drug development efforts. At the heart of the OmniAb platform is what we call Biological Intelligence™, which powers the immune systems of our proprietary, engineered transgenic animals to create optimized antibody candidates for human therapeutics. We believe the OmniAb animals comprise the most diverse host systems available in the industry. Our suite of technologies and methods, including computational antigen design and immunization methods, paired with high-throughput single B-cell phenotypic screening and mining of next-generation sequencing datasets with custom algorithms, is used to identify fully-human antibodies with exceptional performance and developability characteristics. We provide our partners both integrated end-to-end capabilities and highly customizable offerings, which address critical industry challenges and provide optimized discovery solutions. Our business model aligns scientific and economic interests of our partners through structured agreements that generally include upfront/access fees, service revenue, milestones and royalties on commercial sales.

For more information, please visit www.omniab.com.

Forward-Looking Statements

OmniAb cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. Words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or continue” and similar expressions, are intended to identify forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to: statements regarding the growth prospects of our business; the creation of potential sources of enduring value; the ability to add new partners and programs; the ability for our cost structure to be increasingly efficient and lean; the expected launch of OmniUltra and the timing thereof; the expected value and performance of our technologies and the opportunities they may create, including OmniUltra; scientific presentations and clinical and regulatory events of our partners and the timing thereof and their perspectives on and expectations for their product candidates; and our 2025 financial guidance. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our future success is dependent on acceptance of our technology platform and technologies by new and existing partners, as well as on the eventual development, approval and commercialization of products developed by our partners for which we have no control over the development plan, regulatory strategy or commercialization efforts; biopharmaceutical development is inherently uncertain; risks arising from changes in technology; the competitive environment in the life sciences and biotechnology platform market; risks associated with quality and timing in manufacturing our xPloration instruments and related consumables and our reliance on a limited number of third-party manufacturers and suppliers; our failure to maintain, protect and defend our intellectual property rights; difficulties with performance of third parties we will rely on for our business; government healthcare reform, legislative measures and regulatory developments in the United States and foreign countries; unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price; we may use our capital resources sooner than we expect; and other risks described in our prior press releases and filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Partner Information

The information in this press release regarding partnered products and programs comes from information publicly released by our partners.

Contacts:
OmniAb, Inc.
investors@OmniAb.com
X @OmniAbTech

Alliance Advisors IR
Yvonne Briggs
ybriggs@allianceadvisors.com
(310) 691-7100
[Tables Follow]

OMNIAB, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$28,537	$27,598
Short-term investments	30,963	31,836
Accounts receivable, net	3,095	5,272
Prepaid expenses and other current assets	3,754	3,432
Total current assets	66,349	68,138
Intangible assets, net	128,377	138,060
Goodwill	83,979	83,979
Property and equipment, net	13,280	15,492
Operating lease right-of-use assets	16,117	17,789
Restricted cash	560	560
Other long-term assets	1,028	1,540
Total assets	$309,690	$325,558
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,908	$2,297
Accrued expenses and other current liabilities	5,154	6,141
Current contingent liabilities	719	531
Current deferred revenue	1,635	2,337
Current operating lease liabilities	3,861	3,782
Total current liabilities	13,277	15,088
Long-term contingent liabilities	516	953
Deferred income taxes, net	1,166	2,314
Long-term operating lease liabilities	17,208	19,382
Long-term deferred revenue	—	117
Other long-term liabilities	79	86
Total liabilities	32,246	37,940
Stockholders' equity:
Preferred stock, $0.0001 par value; 100,000,000 shares authorized at September 30, 2025 and December 31, 2024; no shares issued and outstanding at September 30, 2025 and December 31, 2024	—	—
Common stock, $0.0001 par value; 1,000,000,000 shares authorized at September 30, 2025 and December 31, 2024; 143,955,400 and 121,599,488 shares issued and outstanding at September 30, 2025 and December 31, 2024, respectively	14	12
Additional paid-in capital	429,425	388,979
Accumulated other comprehensive income	5	27
Accumulated deficit	(152,000)	(101,400)
Total stockholders’ equity	277,444	287,618
Total liabilities and stockholders’ equity	$309,690	$325,558

OMNIAB, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue:
License and milestone revenue	$616	$1,375	$3,879	$5,216
Service revenue	1,188	2,479	5,027	9,416
xPloration revenue	74	—	724	—
Royalty revenue	361	318	660	955
Total revenue	2,239	4,172	10,290	15,587
Costs and operating expenses:
Cost of xPloration revenue	29	—	294	—
Research and development	10,379	13,318	33,845	41,804
General and administrative	6,777	7,079	22,376	23,381
Amortization of intangibles	3,228	3,393	9,684	11,348
Other operating expense (income), net	(34)	146	(2,706)	(2,324)
Total costs and operating expenses	20,379	23,936	63,493	74,209
Loss from operations	(18,140)	(19,764)	(53,203)	(58,622)
Other income (expense), net:
Interest income	462	691	1,435	2,451
Other income (expense), net	(8)	(8)	20	(17)
Total other income (expense), net	454	683	1,455	2,434
Loss before income taxes	(17,686)	(19,081)	(51,748)	(56,188)
Income tax benefit	1,161	2,708	1,148	7,223
Net loss	$(16,525)	$(16,373)	$(50,600)	$(48,965)

Net loss per share, basic and diluted	$(0.14)	$(0.16)	$(0.46)	$(0.48)

Weighted-average shares outstanding, basic and diluted	114,726	102,393	108,865	101,538